Exhibit 99.1

Press Release

	Contacts:	Mel Payne, Chairman & CEO
Joe Saporito, CFO
Carriage Services, Inc.
FOR IMMEDIATE RELEASE		713-332-8400

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600
CARRIAGE SERVICES REPORTS
FOURTH QUARTER AND YEAR END 2005 RESULTS
MARCH 8, 2006 — HOUSTON — Carriage Services, Inc. (NYSE: CSV) today reported financial results for the quarter and year ended December 31, 2005. Results for the fourth quarter 2005 were as follows:
•	Revenues of $38.7 million compared to previous estimate of $37 to $39 million and $36.5 million in the prior year

•	EBITDA from continuing operations of $8.4 million compared to previous estimate of $8 to $9 million and pro forma EBITDA of $8.8 million in the prior year

•	Diluted EPS from continuing operations of $0.04 compared to previous estimate of $0.04 to $0.06

•	Free cash flow totaled $8.4 million compared to $4.7 million for the fourth quarter of 2004

•	Reconciliations of EBITDA and other non-GAAP financial measures are located at the end of this press release.
     Comparisons to 2004 pro forma results are provided because we previously reported an accounting change for preneed selling costs (effective January 1, 2005) to expense the commissions and other direct selling costs as incurred. Prior to 2005, commissions and other costs that were related to the origination of prearranged funeral and cemetery service and merchandise sales were deferred and amortized with the objective of recognizing selling costs in the same period that the related revenue is recognized.

     “We started 2005 on a positive note by refinancing our senior debt on favorable terms, repositioning the company for growth and enjoying strong first quarter operating results,” stated Melvin Payne, Chairman and Chief Executive Officer. “We were optimistic that we would experience significantly improved operating results in 2005 compared to 2004. While our financial results for the full year were only marginally better than 2004, we finished the year strong from a liquidity and cash flow prospective by meeting our goal of ending the year with $25 million of cash and short-term investments.” Carriage generated $8.4 million of free cash flow during the fourth quarter and $9.7 million of adjusted free cash flow for the full year. Free cash flow for the year was lower than expected because of operational underperformance and increase in our capital expenditures by approximately $2.0 million to construct three mausoleum projects and to complete the implementation of the new cemetery system. Carriage defines free cash flow as cash provided by operating activities less all capital expenditures.
     “We expected our standards based funeral operating model to produce a significant improvement in earnings and higher margins in this division, representing 75% of our total revenues, but less than optimal execution during the last three quarters limited our full year performance,” added Mr. Payne. “Similar execution issues negatively impacted the operating results in our cemetery division. As a result, at year-end 2005 we reorganized our funeral and cemetery divisions into four Regions, each headed by a Regional Partner. This change should engender more cooperation and synergy between our funeral and cemetery operations and support the goal of market-share and volume growth in our most significant markets. The four Regional Partners will now report to me in the role of Chief Operating Officer.”
Consolidated Operating Results
     Diluted earnings per share from continuing operations for the fourth quarter decreased from $0.08 pro forma (excluding a special tax benefit) in 2004 to $0.04 in the current year. For the year, the diluted earnings per share from continuing operations was $0.25 (excluding a charge equal to $0.25 per share related to the additional interest costs incurred in connection with the senior debt refinancing in the first quarter) compared to pro forma diluted earnings per share from continuing operations of $0.27 in 2004 (excluding a special tax benefit). As discussed in the following sections, performance of the cemetery segment, higher interest expense and higher general and administrative expenses negatively affected the fourth quarter and full year earnings comparison.

Funeral Operations
     Key indicators for Carriage’s funeral operations and financial results for the fourth quarter when compared to the same period the previous year are as follows:
•	Funeral revenues from continuing operations increased 6.2 percent, from $27.7 million to $29.4 million

•	Same store funeral revenues increased 4.2 percent, from $27.4 million to $28.5 million

•	Same store funeral contracts increased 0.4 percent, from 5,530 to 5,552

•	Same store average revenue per contract increased by $184, or 3.7 percent, from $4,952 to $5,136
     “We have completed the second full year under our standards operating model and are pleased with the increase in revenues, but realize we still have work to improve our gross margins,” stated Mr. Payne. “We are expecting better execution of our operating model in 2006 and improved financial performance, primarily because the stronger regional leadership will drive broader and deeper performance within our portfolio of individual businesses. While we made improvements in growing market share in many markets, this also remains one of our greatest challenges and opportunities. The standards based operating model gives us the framework to evaluate the ability of our leaders to grow and manage a business to our standard level of profitability, with emphasis on long-term growth and not maximum short-term profitability.”
     Same store funeral revenues increased 4.2 percent based principally upon a 3.7 percent increase in average revenue per contract in the fourth quarter. Funeral gross profit decreased by $0.1 million because the fourth quarter of 2005 included a one-time charge of $0.6 million to modify our employee vacation plan. Approximately 32.8 percent of the Company’s funeral contracts during the quarter were cremation services, as compared to 31.7 percent in the fourth quarter of last year. The average revenue per cremation service increased by 3.9 percent to $2,516 when compared to the fourth quarter of 2004.
     For the full year, funeral revenues increased $3.6 million or 3.2 percent. Same store revenue increased 2.2 percent consisting of a 0.3 percent increase in same store contracts from 22,640 to 22,698 and a 1.9 percent increase in the same store revenue per contract from $4,899 to $4,993. The cremation rate increased from 31.3 percent to 32.8 percent and our average revenue per cremation service increased 2.2 percent from $2,381 to $2,434. Preneed commission income increased by $1.0 million, or 74.1 percent to $2.3 million. Funeral gross margin increased from 25.3 percent to 26.2 percent.

Cemetery Operations
          Key indicators for Carriage’s cemetery operations and financial results for the fourth quarter when compared to the same period last year are as follows:
•	Cemetery revenues increased 4.8 percent to $9.2 million

•	The number of preneed contracts written decreased 4.2 percent to 1,591

•	Average revenue per preneed contract written increased 11.3 percent to $3,049 and the average preneed property rights increased 7.2 percent to $1,984

•	The number of interments performed decreased 5.2 percent to 2,275 and the average property revenue per at-need interment increased 6.4 percent to $1,649

•	Cemetery gross profit decreased from $1.7 million to $1.2 million
          Cemetery revenues increased 4.8 percent or $0.4 million in the fourth quarter. The Company completed three mausoleums and recognized $1.0 million of revenue compared to none in the fourth quarter of 2004. The increased revenue provided by the completed mausoleums was substantially offset by a $0.8 decrease in revenue from deliveries of merchandise and services. Since we prefer to sell merchandise and services at the time of need, the decline in interments reduced the sales opportunities for the quarter. Financial revenue increased $0.2 million due to investment gains in the perpetual care trusts. Cemetery gross profit for the current year quarter decreased by $0.6 million compared to the pro forma gross profit for the prior year quarter due primarily to an increase in property and merchandise costs and operating expenses.
          “While we are pleased with the revenue growth in our cemetery operations for the year, we were disappointed that we realized no additional gross profit,” stated Mr. Payne. “We expect the recent reorganization and renewed focus on our stand alone cemeteries and combination operations will result in improved profitability for 2006.” For the full year, cemetery revenues increased $1.6 million, or 4.2 percent. Investment income and gains from the perpetual care trust funds contributed $1.1 million. Key indicators in our cemetery operations include the number and average price for our preneed property sales. We sold 6.9 percent fewer preneed interments, but at a 14.9 percent higher sales price compared to 2004. The sale of preneed property is important because it builds heritage in the cemetery. Cemetery gross profit for the year was flat because property and merchandise costs and operating expenses were higher. In addition, costs related to the modified vacation plan and severance charges totaling $0.4 million were recognized in 2005.

Other
     General and administrative expenses increased $0.8 million and $1.7 million compared to the fourth quarter of 2004 and year 2004, respectively, because we incurred higher professional fees related to compliance with the Sarbanes-Oxley Act of 2002 and the implementation of new cemetery systems. During 2005, we spent a total $1.1 million for professional and audit fees to document, evaluate and report on internal controls. This does not include our internal costs, such as expanding our internal audit department.
     Interest expense increased $0.6 million for the fourth quarter compared to the prior year quarter and by $1.7 million for the year 2005 compared to 2004 because debt outstanding increased when the Company refinanced its senior debt earlier in 2005.
Report on Internal Controls
     We are pleased to report that we have completed our assessment of internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act. We have concluded that the Company’s internal controls over financial reporting as of December 31, 2005 were effective and we have no material weaknesses to report. Management’s report and the report of our independent registered accounting firm will be presented in our Annual Report.
2006 Outlook
     Carriage’s 2006 Outlook is intended to estimate results from continuing operations based upon same-store volumes. Management believes it is appropriate to present a range of outcomes because of the uncertainties in estimating volumes, average revenue per service and other key factors. The Outlook excludes the effect of asset dispositions and acquisitions of businesses that may or may not occur.
     The 2006 Outlook is based upon the following key assumptions:
•	The upper end of the Outlook range assumes funeral same-store volumes are flat compared to 2005 and the lower end assumes a 2 percent decrease.

•	The average revenue per funeral contract is assumed to increase approximately 1.5 percent. This increase assumes the cremation rate for our businesses will increase by 100 basis points.

•	No borrowings on our $35 million bank credit facility during 2006.

•	Approximately $6.5 million of capital expenditures, which does not include any growth opportunities.

•	Management expects to use free cash flow (cash flow from operations less capital expenditures) to acquire businesses if and when available on acceptable terms. In the Outlook, free cash flow is invested in short-term investments which are expected to increase to approximately $35 million by December 31, 2006.
Fiscal Year 2006 Outlook

Income Statement Items
Revenue	$153	—	$158

Earnings per share (diluted)	$.26	—	$.31

Net earnings	$4.9	—	$5.9
Add: Depreciation and amortization	10.6	—	10.8
Add: Interest expense	17.4	—	17.2
Add: Income taxes	2.9	—	3.5

EBITDA	$35.8	—	$37.4

Cash Flow Items
Cash provided by operating activities	$17.5	—	$18.7
Less: Maintenance capital expenditures	6.5	—	6.5

Free Cash Flow	$11.0	—	$12.2

Fourth Quarter Conference Call Information
     Carriage Services has scheduled a conference call tomorrow, March 9, 2006 at 10:30 a.m. Eastern Standard Time. To participate in the call, dial 303-262-2211 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 16, 2006. To access the replay, dial 303-590-3000 and enter the pass code 1105511.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting http://www.carriageservices.com. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call. For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or email kcroan@drg-e.com.
     Carriage Services is the fourth largest publicly traded death care company. As of March 8, 2006, Carriage operates 133 funeral homes and 29 cemeteries in 28 states.
Use Of Non-GAAP Financial Measures
     This press release uses the following Non-GAAP financial measures “free cash flow and EBITDA”. Both free cash flow and EBITDA are used by investors to value common stock. The Company considers free cash flow to be an important indicator of its ability to generate cash for acquisitions and other strategic investments. The Company has included EBITDA in this press release because it is widely used by investors to compare the Company’s financial performance with the performance of other deathcare companies. The Company also uses EBITDA to monitor and compare the financial performance of its operations. EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.
     Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2004, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.
- tables to follow -

CARRIAGE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	12/31/04	12/31/05	12/31/04	12/31/05
	(Proforma)		(Proforma)
Funeral revenues	$27,695	$29,413	$112,504	$116,072
Funeral costs and expenses	20,382	22,212	84,037	85,662

Funeral gross profit	7,313	7,201	28,467	30,410
Funeral gross margin	26.4%	24.5%	25.3%	26.2%

Cemetery revenues	8,813	9,238	37,390	38,962
Cemetery costs and expenses	7,096	8,081	30,606	32,107

Cemetery gross profit	1,717	1,157	6,784	6,855
Cemetery gross margin	19.5%	12.5%	18.1%	17.6%

Total revenues	36,508	38,651	149,894	155,034
Total costs and expenses	27,478	30,293	114,643	117,769

Total gross profit	9,030	8,358	35,251	37,265
Total gross margin	24.7%	21.6%	23.5%	24.0%

General and administrative expenses	2,689	3,462	10,665	12,383
Other charges (income)	—	(822)	495	(822)

Operating income	6,341	5,718	24,091	25,704
Operating margin	17.4%	14.8%	16.1%	16.6%

Interest expense	4,099	4,676	17,027	18,711
Additional interest costs of debt refinancing	—	—	—	6,933
Other expense (income), net	23	(176)	(940)	73

Total interest expense and other	4,122	4,500	16,087	25,717

Income (loss) before income taxes from continuing operations	2,219	1,218	8,004	(13)

(Provision) benefit for income taxes	3,231	(503)	1,062	(32)

Net income (loss) from continuing operations before cumulative effect of change in accounting principle	5,450	715	9,066	(45)
Discontinued operations:
Operating income from discontinued operations	(12)	39	736	104
Gain on sales and (losses and impairments) of discontinued operations	(619)	(2)	(2,630)	1,301
Income tax (provision) benefit	236	(41)	376	(469)

Income (loss) from discontinued operations	(395)	78	(1,518)	936

Cumulative effect of change in accounting principle, net of tax benefit of $13,078	—	—	—	(22,756)

Net income (loss)	$5,055	$793	$7,548	$(21,865)

Basic earnings (loss) per share:
Continuing operations	$0.30	$0.04	$0.51	$—
Discontinued operations	(0.02)	—	(0.09)	0.05
Cumulative effect of change in accounting principle	—	—	—	(1.24)

Net income (loss)	$0.28	$0.04	$0.42	$(1.19)

Diluted earnings (loss) per share:
Continuing operations	$0.30	$0.04	$0.50	$—
Discontinued operations	(0.02)	—	(0.09)	0.05
Cumulative effect of change in accounting principle	—	—	—	(1.24)

Net income (loss)	$0.28	$0.04	$0.41	$(1.19)

Weighted average number of common shares outstanding:
Basic	17,886	18,453	17,786	18,334

Diluted	18,359	18,914	18,260	18,334

CARRIAGE SERVICES, INC.
Selected Financial Data
December 31, 2005
(audited)

Selected Balance Sheet Data:
	12/31/04	12/31/05
Cash and Short Term Investments	$1,948	$24,857
Total Senior Debt (a)	110,293	141,421
Deferred Interest on Convertible Junior Subordinated Debentures	10,891	—
Days sales in funeral accounts receivable	26.1	24.4
Net Senior Debt to total capitalization (b)	34.3	38.0
Net Senior Debt to EBITDA from continuing operations (rolling twelve months) (b)	3.07	3.31

(a)	— Senior debt does not include the convertible junior subordinated debentures.

(b)	— Net Senior debt is Senior Debt less cash and short term investments
Reconciliation of Non-GAAP Financial Measures:

	Three months	Year
	ended	ended
	12/31/05	12/31/05
Cash provided by operating activities	$11,041	$1,562
Additional interest paid on the early retirement of the old senior notes (c)	—	5,955
Deferred distributions on subordinated debentures (c)	—	10,345

Adjusted cash provided by operating activities	11,041	17,862
Less capital expenditures	(2,592)	(8,212)

Adjusted free cash flow	$8,449	$9,650

Net income from continuing operations before change in accounting principle	$715	$(45)
Interest expense, net of interest income	4,494	25,135
Depreciation and amortization	2,654	10,046
Income taxes (benefit)	503	(32)

EBITDA from continuing operations	$8,366	$35,168

(c) —	For the year ended 12/31/05, we added the additional interest paid on the senior notes and the payment of the cumulative deferred distributions on the subordinated debentures when we refinanced our senior debt during the quarter ended 3/31/05.

Reconciliation of 2004 Pro forma Income Statement to Actual Income Statement:

	Three months ended 12/31/04		Year ended 12/31/04
	Amount	EPS	Amount	EPS
Pro forma net income from continuing operations excluding special tax benefit	$1,387	$0.08	$5,003	$0.27
Change in valuation allowance for deferred taxes	4,063	0.22	4,063	0.22

Pro forma net income from continuing operations	5,450	0.30	9,066	0.50
Effect of change of accounting method	434	0.02	1,922	0.11

Net income from continuing operations	$5,866	$0.32	$10,988	$0.60